EXHIBIT 10.1

AGREEMENT made as of the 1st day of April 2011

between

SAPO HOLDINGS S.A. a company incorporated under the laws of Belize
(hereinafter collectively called “SAPO”)

-and-

FIRST COLOMBIA GOLD CORP.
A company incorporated under the laws of the United States of America
(hereinafter called “FCGD”)

WHEREAS FCGD wishes to obtain exploration, project supervision and project administration services with respect to FCGD’s exploration projects in Colombia;

AND WHEREAS SAPO represents that its personnel, consultants, and contractors have the qualifications and relevant expertise in exploration, project supervision and project administration services;

AND WHEREAS FCGD wishes to retain the services of SAPO, and SAPO is desirous of providing such services to FCGD, for the aforesaid purposes on the terms and conditions hereinafter set out;

NOW THEREFORE THIS AGREEMENT WITNESSES that the parties hereto agree as follows:

1.	TERM OF AGREEMENT. The term of this Agreement shall be for one (1) year commencing 1 April 2011, and shall, unless renewed by mutual agreement in writing terminating on 1 April 2012.

2.
PROVISION OF SERVICES.  SAPO agrees, in consideration of the fees payable to SAPO hereunder, to provide FCGD with exploration, project supervision and project administration services (hereinafter referred to as the “Services”) in connection with existing and proposed exploration programs of FCGD or its affiliated and/or subsidiary’ companies in Colombia as well as the support functions required to successfully implement such programs.  The Services shall include, but not be limited to, provision of logistics and infrastructure in the project area, office and administration support for project activities, exploration planning, program supervision, mapping, logging, provision of drilling services and equipment, provision of a field laboratory, processing and analysis of samples, data compilation, data processing, interpretation of data, preparation of reports, assessment of exploration techniques, evaluation of programs, discussions and training of FCGD exploration staff, field trips and other assistance as may be requested by FCGD.  In addition, SAPO shall endeavor to work with people and communities that may be affected by the programs, and to minimize the impact on the environment so as to preserve its purity.  SAPO shall provide the Services hereunder in a good and workmanlike fashion, diligently, in good faith, and in a manner consistent with industry best practices.  SAPO will comply with all applicable statutes and regulations and the lawful requirements and directions of any governmental authority having jurisdiction with respect to the Services provided hereunder.

3.
PROVISION OF COMPETENT PERSONNEL AND EQUIPMENT:  SAPO agrees to provide competent personnel, consultants, and contractors to carry out the Services.  SAPO will also provide appropriate equipment and infrastructure in order that the programs can be successfully implemented.

4.	PROGRAM AND BUDGET: SAPO shall, in conjunction with FCGD, develop the overall program. Component program elements shall be budgeted, and, upon approval by FCGD, executed under the direction of SAPO.

5.	COSTS:

a.	Exploration services (including field crew, technical staff, security, equipment and all other costs) shall be charged to FCGD at cost plus 10%.
b.	Project supervision services at a fixed monthly rate of $5,000.
c.
Project administration services (including secretarial services, reception, office supplies, office equipment, rent, public relations, communications, utilities and local transportation) at a fixed monthly rate of $17,500.

6.	INVOICING. SAPO and its affiliated or subsidiary companies in Colombia shall submit invoices to FCGD and its affiliated or subsidiary companies in Colombia on a monthly basis for the Services.

7.	PAYMENT. FCGD shall pay SAPO within two weeks of receipt of invoice. All amounts due hereunder shall be paid, and shall be deposited by FCGD in a bank account as designated by SAPO in writing.

8.
LOCAL TAXES.  The amounts due hereunder shall be net of taxes.  SAPO shall assume the cost of any tax or withholding obligation, and shall provide FCGD with a copy of an official receipt evidencing payment of any such taxes.

9.
INDEPENDENT CONTRACTOR.  With respect to all claims and damages on account of loss or damage to property, or injury or death of any person or persons arising from or out of provision of the Services by SAPO hereunder, SAPO shall be deemed to be an independent contractor, and neither it nor its personnel shall be deemed to be a representative, agent, or employee of FCGD, and, with respect to any such claim, damage, loss, injury, or death, SAPO shall indemnify and save FCGD harmless from and against any and all liability for such loss, damage, injury, or death, except such liability as may arise out of sole negligence of FCGD.  SAPO shall maintain such insurances as will protect it from all claims and damages for personal injury and death, and from all claims and property damage arising from the provision of the Services under this Agreement.

10.
CONFIDENTIALITY.  SAPO shall, and shall cause all its personnel, consultants, and contractors to, keep confidential all information disclosed by FCGD or acquired by SAPO through the performance of the Services hereunder, and shall not disclose or divulge such information to third parties without the written consent of FCGD.  The obligation to keep secret and confidential and not disclose any such information shall not apply to any information in the public domain or which at the time of disclosure is already known to SAPO and/or its personnel, consultants, and contractors, or when disclosure is required under applicable law and regulations.

11.
EXCLUSIVITY.  SAPO shall not, during the term of this Agreement, provide similar services or advice to third parties relating to, or in connection with, any specific areas in Colombia in which FCGD has an interest without the prior written consent of FCGD.

12.   TERMINATION.   This Agreement may be terminated:

a.	By either SAPO or FCGD on provision of 60 days written notice to the other Party, with or without cause.
b.	By either Party for a material breach of any provision of this Agreement by the other Party, if the other Party’s material breach is not cured within 30 days of receipt of written notice thereof.

13.
If either party fails to perform any of its obligations to the other party under this Agreement, and such non-performance is not cured within thirty (30) days after receipt by the defaulting party of written notice of the non-performance, then the party giving notice of non-performance may terminate this Agreement by giving ten (10) days prior written notice to the defaulting party.

14.
ARBITRATION.  In case of disputes arising under this Agreement, which are not settled within a reasonable time and not exceeding three (3) months, the parties shall refer such disputes and differences to arbitration in the United States of America.

15.
NOTICES.  Any communication required or permitted to be given under this Agreement shall be in writing and shall be sufficiently given if delivered by hand, sent by facsimile, couriered, or mailed by certified or registered mail, postage prepaid, addressed as follows;

To FCGD:                      FIRST COLOMBIA GOLD CORP.
Alcalá Centro de Negocios
Cra 43 B # 14-51 Office 705
Medellin, Colombia

To SAPO:                      SAPO HOLDINGS S.A.
Cr 16, #41-210, Of 806,
Medellin, Colombia

16.
ASSIGNMENT.  SAPO with the exception of assignment to its affiliated or subsidiary company in Colombia may not assign, pledge, mortgage, or otherwise encumber any of its rights hereunder without the prior written consent of FCGD.

17.	GOVERNING LAW. This Agreement shall be interpreted in accordance with the Laws of the United States of America

IN WITNESS WHEREOF the parties hereto have executed this Agreement under their respective hands of their proper offices duly authorized in that behalf as applicable.

FIRST COLOMBIA GOLD CORP.

By: /s/ Norman Bracht
             Norman Bracht

Title:____________________________________

SAPO HOLDINGS S.A.

By: /s/  Martha Zuniga
             Martha Zuniga

Title:____________________________________